Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WWG MERGER SUB LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WWG Merger Sub LLC, a Delaware limited liability company (the “Company”), is entered into as of October 5, 2017 (the “Effective Date”) by Wildcat Holdco LLC, a Delaware limited liability company (the “Member”).

RECITALS

WHEREAS, the Member previously executed that certain Limited Liability Company Agreement, dated October 30, 2016, to govern the business and affairs of the Company (the “Previous LLC Agreement”); and

WHEREAS, the Member desires to amend and restate the Previous LLC Agreement by executing this Agreement to be the limited liability company agreement of the Company.

AGREEMENT

NOW THEREFORE, the Member, by execution of this Agreement, hereby sets forth the operating terms of the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”) and hereby agrees as follows:

1.    Name. The name of the Company is “WWG Merger Sub LLC”.

2.    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

3.    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.    acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.    act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c.    take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d.    operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e.    borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f.    invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g.    prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h.    enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company;

i.    employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j.    enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k.    do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.    Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Directors (as defined below).

6.    Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

8.    Member. The name and mailing address of the Member is as follows:

Name	Address
Wildcat Holdco LLC	100 CenturyLink Drive
Monroe, Louisiana 71203

9.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.    Capital Contributions. The Member is deemed to have contributed, in cash or in property, $1,000 to the Company.

11.    Additional Contributions. The Member is not required to make additional capital contributions to the Company.

12.    Allocations. The income, gains, losses, deductions and credits of the Company shall be allocated to the Member.

13.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member and the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.    Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in two managers (each a “Director” and collectively the “Directors”). As of the Effective Date, the initial Directors shall be Stacey W. Goff and David D. Cole. The Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. The Directors have the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Directors are authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

15.    Officers. The Directors may, from time to time as they deem advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person, and each such person shall hold office for such term as may be prescribed by the Directors and until such person’s successor shall have been chosen and shall qualify, or until such person’s death or resignation or until such person’s removal as described below; provided that any persons serving as officers prior to the Effective Date shall continue to serve as officers until their successors shall be elected and qualified in accordance with the terms of this Agreement. Unless the Directors decide otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Directors, and any officer may be removed at any time by the Directors, with or without cause

16.    Other Business. The Directors may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits there from by virtue of this Agreement.

17.    Exculpation. To the fullest extent permitted by law, no Member, Director or Officer (each an “Indemnified Party”) shall be liable to the Company, any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct.

18.    Indemnification and Advancement of Legal Expenses.

18A.    Mandatory Indemnification and Advancement of Legal Expenses.

a.    To the extent set forth in this Section 18A and if not prohibited by law, the Company (i) shall indemnify any person who was, during the Covered Time, either a Director or an Officer of the Company, against any Liability incurred in connection with any Proceeding in which such person is, was, or is threatened to be made a party, by reason of the fact that such person was serving in an Indemnified Capacity during the Covered Time; and (ii) shall advance reasonable legal expenses incurred in good faith by such person in advance of the final disposition of such a Proceeding.

To be entitled to indemnification and advancement of legal expenses under this Section 18A, the person seeking indemnification or advancement of legal expenses (i) must not have been in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) must have acted in good faith and must not have engaged in intentional misconduct or a knowing violation of law; and (iii) must not have received an improper personal benefit. The Company shall not indemnify any person in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

(c)    To be entitled to indemnification and advancement of legal expenses under this Section 18A, the person seeking indemnification or advancement of legal expenses must cooperate with, and provide assistance to, the Company, as reasonably requested by the Company in connection with any Proceeding. Such cooperation and assistance shall include, but is not limited to, (i) giving the Company prompt notice of any Proceeding and of any significant developments in any Proceeding; (ii) allowing the Company to have complete charge of the defense and settlement of such Proceeding; (iii) allowing the Company to select counsel for such person; (iv) submitting to interviews by legal counsel for the Company or any other representative of the Company’s management; (v) providing to the Company unrestricted access to the transcript of such person’s testimony in any Proceeding; and (vi) providing to the Company copies of any documents in the possession of such person that the Company deems relevant to any Proceeding. The obligation to provide documents in clause (vi) shall not require the person seeking indemnification or advancement of legal expenses to waive either the attorney-client or the work product privilege with respect to such person’s own counsel, as long as such person notifies the Company of any claim of privilege and the basis for such claim.

(d)    To be entitled to advancement of legal expenses under this Section 18A, the person seeking advancement must provide to the Company an undertaking, in form and substance satisfactory to the Company, pursuant to which the person, among other things, shall be required to (i) affirm and represent to the Company that he or she has complied with the standard of conduct set forth in Section 18A(b); (ii) agree to provide cooperation and assistance to the Company in the manner provided in Section 18A(c); (iii) submit invoices for legal services and related expenses of counsel in such manner as the Company requests; (iv) obligate such person to repay to the Company any legal expenses advanced to such person if it is ultimately determined that the advancement of legal expenses is not provided for under this Agreement or permitted under applicable law; and (v) subrogate any rights such person may have to recover any amounts from any third party, including, but not limited to, any rights to any insurance coverage that may be available under any insurance policy procured by or on behalf of the Company, and take any action reasonably necessary to assist or enable the Company to recover such amounts.

(e)    Notwithstanding anything in this Agreement to the contrary, to the extent that an insurance company provides defense counsel to any person seeking indemnification in connection with a Proceeding, the Company shall not be required to pay for the legal expenses or costs of such person.

(f)    The Company shall not be required to indemnify or advance legal expenses in any Proceeding in which the person seeking indemnification or advancement of legal expenses asserts claims, counterclaims, or cross-claims against the Company.

(g)    If a person seeking indemnification or advancement of legal expenses is entitled to indemnification or advancement of legal expenses (or both) from the Company and one or more Affiliate Companies (whether under the bylaws or the organizing documents of such entities or under applicable law), the Company and any such Affiliate Company may determine which of them will indemnify and advance legal expenses to such person. No person shall be entitled to receive payment for the same legal expenses or the same Liability from more than one entity.

(h)    To the extent that any person is entitled to the advancement of legal expenses or indemnification, such rights shall inure to the benefit of such person’s heirs, executors, administrators, and personal representatives.

18B.    Indemnification and Advancement of Legal Expenses in the Discretion of the Company. In addition to its obligations to indemnify and advance legal expenses as set forth in Section 18A above, the Company may, in its sole discretion and to the maximum extent permitted by law (a) indemnify any person who is or was a Director, an Officer, an agent or an employee of the Company, or any other person designated by the Directors, against any Liability incurred in connection with any Proceeding in which such person is, was, or is threatened to be made, a party or a witness, and (b) advance legal expenses incurred by such person in advance of the final disposition of such Proceeding. At a minimum, the conditions, limitations, and requirements set forth in Sections 18A(b) through 18A(g), and in Section 18C shall apply to each person and in each instance in which the Company agrees to indemnify or to advance legal expenses unless the Company expressly waives the condition, limitation, or requirement in writing. All agreements on the part of the Company to indemnify or to advance legal expenses to any person under this Section 18B must be in writing, signed by an authorized officer or authorized director of the Company, to be enforceable against the Company.

18C.    General Provisions Applicable to Indemnification and Advancement of Expenses.

(a)    The Company may waive any condition to the indemnification of, or the advancement of legal expenses to, any person, to the extent permitted by applicable law, in connection with any Proceeding, including a Proceeding brought by or in the right of the Company. No waiver will be effective unless in writing, signed by an authorized Officer or authorized Director of the Company. No waiver in any instance will obligate the Company to waive its rights with respect to any other instance. Neither payment of, nor any agreement by the Company to pay, legal expenses or a Liability to or on behalf of a person, shall operate as a waiver or obligate the Company to advance legal expenses or to indemnify such person if not otherwise required by this Agreement.

(b)    The rights granted by this Section 18 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of legal expenses may be entitled under any statute, articles of incorporation, agreement, contract of insurance, vote of shareholders or disinterested directors, or otherwise.

(c)    The Company shall not be liable under this Section 18 for any amounts paid in settlement of any Proceeding effected without its written consent, which the Company may withhold in its sole discretion.

(d)    The Company shall not be required to advance legal expenses in connection with a Proceeding or to indemnify any person for any Liability to the extent that the person seeking advancement of legal expenses or indemnification has received payment of such legal expenses or such indemnification from any other source. Any payment made by the Company for the advancement of legal expenses or indemnification in connection with any Proceeding is subject to the duty on the part of the recipient to repay to the Company any amounts received by the recipient for such purposes under any insurance policy, right of contribution, agreement or otherwise, and the Company shall be subrogated to the rights of the recipient with respect to any such payments due to the recipient from any source.

(e)    The Member intends that, to the extent not inconsistent with the provisions of this Section 18, the provisions of Section 145 of the Delaware General Corporation Law (the “GCL”), as in effect on the date hereof and as may be amended from time to time, (“Section 145”), as Section 145 is applied to corporations established under the GCL (including any controlling case law interpreting Section 145), shall apply to the Company as if the Company were a Delaware corporation and as if this Section 18A had the force and effect of a By-law under the GCL; provided, however, that notwithstanding any provision of Section 145, the conditions, limitations and requirements set forth in Sections 18A(b) through 18A(g) and in Section 18C hereof shall apply to each person and in each instance in which indemnification or advancement is sought, unless the Company expressly waives the condition, limitation or requirement in writing.

18D.    Definitions. For purposes of this Section 18:

(a)    “Affiliate Company” means an entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company;

(b)    “Covered Time” means the period during which the Previous LLC Agreement was in effect or the period during which this Section 18 of this Agreement remains in effect;

(c)    “Officer” means a person who is elected as an officer of the Company by or on behalf of the Directors;

(d)    “Indemnified Capacity” means any and all services by the person seeking indemnification in one or more capacities as a director, Officer, employee, or agent of the Company or, at the request of the Company, as a director, officer, employee, agent, fiduciary, or trustee of another company, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise;

(e)    “Liability” means any damage, judgment, amount paid in settlement, fine, penalty, excise tax assessed with respect to an employee benefit plan, reasonable expert witness fees, reasonable costs of investigation, reasonable attorneys’ fees and disbursements, or other reasonable costs or legal expenses of any nature incurred in connection with any Proceeding; and

(f)    “Proceeding” means any threatened, pending, or completed action, suit, appeal, or other proceeding of any nature, whether civil, criminal, administrative, or investigative, whether formal or informal, whether brought by or in the right of the Company, a class of its security holders or otherwise, but excludes any threatened, pending, or completed action, suit, appeal or other proceeding brought by any person for the purpose of requiring the Company to indemnify such person or to advance the legal expenses of such person.

19.    Admission of Additional Members. No additional members may be admitted to the Company without the delivery of (i) an opinion, or similar written report, of the Company’s tax counsel relating to the Company’s treatment under the like-kind exchange rules of the Internal Revenue Code of 1986, as amended and (ii) the written consent of the Member.

20.    Resignation. A member may resign from the Company with the written consent of the Member. If a member is permitted to resign pursuant to this Section 20, an additional member shall be admitted to the Company, subject to Section 19, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning member shall cease to be a member of the Company.

21.    Assignments. Any member may assign in whole or in part his limited liability company interest only with the prior written consent of the Member; provided, however, that if a member transfers all of its limited liability company interest in the Company pursuant to this Section 21, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

22.    Dissolution.

a.    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) at any time there are no members of the Company unless the business of the Company is continued in a manner permitted by the Act; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

c.    The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

d.    Notwithstanding any other provision of this Agreement, the Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

23.    Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), and all rights and remedies shall be governed by such laws.

26.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the Effective Date.

MEMBER:

WILDCAT HOLDCO LLC

By:	/s/ Stacey W. Goff
Name:	Stacey W. Goff
Title:	Executive Vice President, Chief
Administrative Officer, General Counsel & Secretary

[Signature Page to WWG Merger Sub LLC A&R LLC Agreement]